Exhibit 23.3


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 Nos. 333-47737 and 333-47737-01) and related Prospectus of Meditrust Corporation and Meditrust Operating Company for the registration of shares of its common stock and to the incorporation by reference therein of our report dated December 1, 1997, with respect to its consolidated financial statements and schedules of Cobblestone Holdings, Inc. included in Meditrust Corporation and Meditrust Operating Company's Current Report on Form 8-K dated May 13, 1998, filed with the Securities and Exchange Commission.




                                                 /s/ ERNST & YOUNG LLP
                                                 ERNST & YOUNG

San Diego, California
May 13, 1998